EXHIBIT 10.14

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) dated as of March 31, 2017, is entered into by and among Priceplay.com, Inc., a Delaware corporation (“Priceplay”), Aircom Pacific, Inc., a California corporation (“Aircom,” and together with Priceplay, the “Contracting Parties” or the “Contracting Party,” as applicable), and Aerkomm Inc., a Nevada Corporation (“Aerkomm”) solely for purposes of Paragraph 2 of the Agreement.

WHEREAS, the Contracting Parties have entered into that certain Development Agreement, dated February 10, 2015, as amended by the First Amendment to Development Agreement, dated July 17, 2015 and the Second Amendment to Development Agreement, dated August 18, 2015 (as amended, the “Development Agreement”), pursuant to which the Contracting Parties agreed to jointly develop certain AirCinema technology and product (as described therein);

WHEREAS, the Contracting Parties fully performed the specified terms of the Development Agreement with the exception that a deposit of $387,500 was advanced by Priceplay to Aircom (the “Deposit”), for which the Contracting Parties have not reached agreement as to the scope of work to be covered by the Deposit;

WHEREAS, Priceplay also advanced an additional deposit of $349,500 (the “Additional Deposit”) to Aircom with the intent that the Additional Deposit would be applied towards one or more additional projects that the Contracting Parties would agree to in the future;

WHEREAS, the Contracting Parties desire to conclude their relationship with respect to the Development Agreement, the Deposit and the Additional Deposit and other prior dealings between the Contracting Parties, and to settle all accounts between the Contracting Parties on the terms and conditions set forth in this Agreement (the “Settlement”); and

WHEREAS, Aerkomm, which owns 100% of the outstanding stock of Aircom, desires to assist Aircom in its efforts to complete the Settlement.

NOW, THEREFORE, in consideration of the foregoing recitals and of the conditions, covenants and agreements set forth below, the amount and sufficiency of which are hereby acknowledged, the Contracting Parties, and solely with respect to Paragraph 2 below, Aerkomm, agree as follows:

1. Settlement of Outstanding Amount. The Contracting Parties acknowledge and agree that the Development Agreement is completed and terminated and that to complete the Settlement, the Deposit and the Additional Deposit should be refunded to Priceplay through the mechanism set forth in Paragraph 2 of this Agreement, effective as of and subject to receipt by PricePlay of the consideration set forth in Paragraph 2 below.

2. Settlement Consideration. As soon as practicable and subject to the approval of the Board of Directors of Aerkomm, Aircom shall deliver or shall cause Aerkomm to deliver to Priceplay 147,400 shares of common stock, par value $0.001 per share, of Aerkomm (the “Shares”). The Shares shall be valued at $5.00 per share, the price per share of the Aerkomm’s planned next private placement, and shall be applied as the full refund of, and settlement of, the Deposit and the Additional Deposit ($737,000 in total). As a condition precedent to the delivery of the Shares to Priceplay, Priceplay shall complete and execute a Common Stock Subscription Agreement and accredited investor questionnaire substantially in the form attached as Exhibit A hereto with respect to the number of the Shares (the “Subscription Agreement”). By its signature below, Aerkomm agrees to accept the Subscription Agreement signed by Priceplay and agrees that the investment amount payable by Priceplay shall be satisfied by the cancelation of the Deposit and the Additional Deposit previously advanced by Priceplay to Aircom.

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3. Mutual Releases.

(a) Effective upon timely delivery of the Shares as provided in Section 1 above, each of the Contracting Parties, on behalf of themselves, and all persons or entities claiming by, through or under them, and their respective heirs, successors and assigns, hereby fully, completely and finally waive, release, remise, acquit, and forever discharge and covenant not to sue the other Contracting Party, as well as the other Contracting Party’s respective officers, directors, shareholders, trustees, parent companies, sister companies, affiliates, subsidiaries, employers, attorneys, accountants, predecessors, successors, insurers, representatives, and agents with respect to any and all claims, demands, suits, manner of obligation, debt, liability, tort, covenant, contract, or causes of action of any kind whatsoever, at law or in equity, including without limitation, all claims and causes of action arising out of or in any way relating to any dealings between the Contracting Parties prior to the date hereof relating to the Development Agreement, the Deposit and the Additional Deposit. The Contracting Parties warrant and represent that they have not assigned or otherwise transferred any claim or cause of action released by this Agreement.

(b) The Contracting Parties acknowledge and agree that these releases are GENERAL RELEASES. The Contracting Parties expressly waive and assume the risk of any and all claims for damages which exist as of this date, but which they do not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect his or her or its decision to enter into this Agreement. The Contracting Parties expressly acknowledge that this waiver of claims includes any claims for any alleged fraud, deception, concealment, misrepresentation or any other misconduct of any kind in procuring this Agreement. The Contracting Parties specifically do not, however, waive or release any claim that may arise for breach of this Agreement.

(c) As a further consideration and inducement for this compromise settlement, each of the Contracting Parties agrees to waive the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

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4. No Admission of Liability. Neither the payment of any sums nor the execution of this Agreement shall be construed as an admission of liability or fault by any Contracting Party. Any and all liability is expressly denied by all Contracting Parties.

5. Confidentiality. The Contracting Parties and their respective counsel represent and agree that, except for matters of public record as of the date of this Agreement, they will keep the terms and contents of this Agreement confidential, and that they will not hereinafter disclose the terms of this Agreement to other persons except as compelled by applicable law or to individuals who have a need to know about this Agreement and its contents, such as Contracting Parties’ legal counsel, tax advisors, or other retained professional representatives, all of whom shall be informed and bound by this confidentiality clause. In no event will any party make or cause to be made any comment, written statement, or press release to any member of the media concerning the fact of this settlement or the substance or terms of this settlement.

6. Authority. The Contracting Parties represent and warrant that they possess full authority to enter into this Agreement and to lawfully and effectively release the opposing Contracting Party as set forth herein, free of any rights of settlement, approval, subrogation, or other condition or impediment. This undertaking includes specifically, without limitation, the representation and warranty that no third party has now acquired or will acquire rights to present or pursue any claims arising from or based upon the claims that have been released herein.

7. Entire Agreement. The Contracting Parties represent and agree that no promise, inducement, or agreement other than as expressed herein has been made to them and that this Agreement is fully integrated, supersedes all prior agreements and understandings, and any other agreement between the Contracting Parties, and contains the entire agreement between the Contracting Parties.

8. Voluntary and Informed Assent. The Contracting Parties represent and agree that they each have read and fully understand this Agreement, that they are fully competent to enter into and sign this Agreement, and that they are executing this Agreement voluntarily, free of any duress or coercion.

9. Costs, Expenses and Attorneys’ Fees. Each of the Contracting Parties will bear its own costs, expenses, and attorneys’ fees incurred in connection with the transactions and dealings between the Contracting Parties prior to the date hereof.

10. Governing Law and Jurisdiction. The laws of the State of California shall apply to and control any interpretation, construction, performance or enforcement of this Agreement. The Contracting Parties agree that the exclusive jurisdiction for any legal proceeding arising out of or relating to this Agreement shall be the State or Federal courts located in the San Francisco Bay Areas and all Contracting Parties hereby waive any challenge to personal jurisdiction or venue in that court.

11. Attorneys’ Fees and Costs for Breach. The prevailing party in any action to enforce or interpret this Agreement is entitled to recover from the other party its reasonable attorneys’ fees.

12. Construction. This Agreement shall be construed as if the Contracting Parties jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against any one Party.

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13. Modification. No oral agreement, statement, promise, undertaking, understanding, arrangement, act or omission of any Party, occurring subsequent to the date hereof may be deemed an amendment or modification of this Agreement unless reduced to writing and signed by the Contracting Parties hereto or their respective successors or assigns.

14. Severability. The Contracting Parties agree that if, for any reason, a provision of this Agreement is held unenforceable by any court of competent jurisdiction, this Agreement shall be automatically conformed to the law, and otherwise this Agreement shall continue in full force and effect.

15. Number. Whenever applicable within this Agreement, the singular shall include the plural and the plural shall include the singular.

16. Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17. Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart. Facsimile signatures shall be accepted the same as an original signature. A photocopy of this Agreement may be used in any action brought to enforce or construe this Agreement.

18. No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Agreement shall impair any right, power or remedy which any Contracting Party may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies or an acquiescence in any breach or default under this Agreement, nor shall any waiver of any breach or default of any Contracting Party be deemed a waiver of any default or breach subsequently arising.

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IN WITNESS WHEREOF, the Contracting Parties and Aerkommhave executed this Agreement as of the date first set forth above.

Aircom Pacific, Inc.

By:	/s/Jeffrey Wun
Name:	Jeffrey Wun
Title:	CEO

Priceplay.com, Inc.

By:	/s/Daniel Shih
Name:	Daniel Shih
Title:	Chairman

Aerkomm, Inc., solely for the purposes of Paragraph 2 of this Agreement

By:	/s/Peter Chiou
Name:	Peter Chiou
Title:	CEO

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EXHIBIT A

COMMON STOCK SUBSCRIPTION AGREEMENT

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